Issuer Free Writing Prospectus, dated March 1, 2011
Filed pursuant to Rule 433(d)
Relating to
Supplementing the Preliminary Prospectus Supplement dated March 1, 2011
Registration Statement Nos. 333-172296 and 333-172296-01
FREE WRITING PROSPECTUS
March 1, 2011
Term Sheet
Preferred Securities of RGA Capital Trust I

Issuer:	RGA Capital Trust I

Securities Remarketed:	4,464,902 Preferred Securities with an aggregate accreted value of $158,236,127 based on the accreted value of $35.44 per share

Maturity Date:	June 5, 2011

Pricing Date:	March 1, 2011

Settlement Date:	March 4, 2011

Distribution Rate:	2.375% per annum

Distribution Dates:	March 15, 2011 for the period from the settlement date to and including March 14, 2011 and June 6, 2011 for the period from March 15, 2011 to and including June 4, 2011

Security Ratings*:	Baa2 (Moody’s) / BBB (S&P) / bbb (A.M. Best)

Guarantee:	Reinsurance Group of America, Incorporated has guaranteed payment of distributions to the extent described in the prospectus supplement and prospectus

Deferral of Distributions:	Notwithstanding the terms of the agreements governing the preferred securities and the debentures, RGA Capital Trust I and Reinsurance Group of America, Incorporated will not defer distributions on the preferred securities or interest payments on the debentures

CUSIP:	74956T 303

Remarketing Agent:	Barclays Capital Inc.

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
The Issuer and Reinsurance Group of America, Incorporated (“RGA”) have filed a registration statement, including a prospectus, which consists of a preliminary prospectus supplement, dated March 1, 2011 and an attached prospectus dated February 15, 2011, with the Securities and Exchange Commission for the remarketing to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer and RGA have filed with the SEC for more complete information about the Issuer, RGA and this remarketing. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, RGA or the Remarketing Agent will arrange to send you the prospectus if you request by calling Barclays Capital toll free at 1-888-603-5847.
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